Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Baker Hughes, a GE company, of our report dated February 7, 2017, relating to the consolidated financial statements and financial statement schedule of Baker Hughes Incorporated and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Baker Hughes Incorporated for the year ended December 31, 2016, which is incorporated by reference in the Bear Newco, Inc. (now known as Baker Hughes, a GE company) Registration Statement on Form S-4, as amended (File No. 333-2126991).

/s/ DELOITTE & TOUCHE LLP
Certified Public Accountants
Houston, Texas
July 3, 2017